Exhibit 99.1

Ecovyst Reports First Quarter 2026 Results and Revises 2026 Outlook

WAYNE, PA, May 5, 2026 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading provider of virgin sulfuric acid and regenerated sulfuric acid products and services, today reported results for the first quarter ended March 31, 2026.

On December 31, 2025, the Company completed the sale of its Advanced Materials & Catalysts business, which includes the Company’s investment in affiliated companies, Zeolyst International and Zeolyst C.V. Financial results of the divested Advanced Materials & Catalysts business are reported in discontinued operations in the financial statements for all periods presented.

First Quarter 2026 Results & Highlights from Continuing Operations
•Sales of $215.0 million, up $71.9 million or 50%, compared to $143.1 million in the first quarter of 2025
•Net income of $5.7 million, compared to a net loss of $8.1 million in the year-ago quarter, with a net income margin of 2.7% and diluted net income per share of $0.05
•Adjusted Net Income was $12.2 million, compared to an adjusted net loss of $3.9 million in the year-ago quarter, with Adjusted Diluted Income per share of $0.11
•Adjusted EBITDA of $39.8 million, up $18.5 million or 87%, compared to $21.3 million in the first quarter of 2025
•Cash flows were $19.6 million for the three months ended March 31, 2026, compared to $6.7 million for the three months ended March 31, 2025. Adjusted Free Cash Flow was $4.2 million for the three months ended March 31, 2026, compared to $(13.0) million for the three months ended March 31, 2025
•Repurchased $35.7 million of common stock

“Ecovyst delivered an excellent start to 2026, reinforcing our positive outlook for the year ahead. Regeneration services sales grew at a double digit pace, driven by high refinery utilization, favorable alkylate economics and lower customer downtime as compared to last year, and favorable contractual pricing, while virgin sulfuric acid volumes rose more than thirty percent, reflecting continued solid demand and the contribution of our Waggaman assets,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer. “Even as the geopolitical and global macroeconomic landscape continues to evolve, our position as a leading U.S.-based supplier of critical sulfur products and services gives us confidence in our ability to continue building on this growth in 2026, and as such we are revising our full-year Adjusted EBITDA guidance.”

“The year-end divestiture of our Advanced Materials & Catalysts segment significantly strengthened our balance sheet and provides meaningful flexibility to accelerate growth through both organic investments and accretive inorganic opportunities,” said Bitting. “In 2026, we are investing approximately $20 million in two projects to better serve our growing virgin sulfuric acid customer base. We also returned approximately $36 million to stockholders through share repurchases in the first quarter, and we will continue to prioritize capital allocation options that maximize long-term value for our stockholders.”

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Review of Business Results
First quarter 2026 sales were $215.0 million, up $71.9 million or 50%, compared to $143.1 million in the first quarter of 2025. The increase in sales reflects higher selling prices and higher sales volume compared to the prior year quarter. Average selling prices were higher primarily due to the pass-through effect of higher sulfur costs of approximately $33 million, higher virgin sulfuric acid pricing, and favorable contract pricing for regenerated sulfuric acid. Sales volume increase was a result of the contribution of sales volume from the Waggaman location, higher virgin sulfuric acid demand, and higher regeneration services driven by less customer downtime compared to the prior year quarter. First quarter 2026 Adjusted EBITDA was $39.8 million, up $18.5 million or 87%, compared to $21.3 million in the first quarter of 2025, with the increase primarily driven by higher sales volume and favorable pricing, partially offset by higher manufacturing costs driven by higher turnaround costs, along with general inflation and higher transportation costs.
Cash Flows and Balance Sheet
Cash flows from operating activities for continuing operations was $19.6 million for the three months ended March 31, 2026, compared to $6.7 million for the three months ended March 31, 2025. The increase was primarily driven by higher earnings exclusive of non-cash expenses.
As of March 31, 2026, the Company had cash and cash equivalents of $162.6 million. Total gross debt was $397.1 million and availability under the ABL facility was $74.3 million, after giving effect to $2.2 million of outstanding letters of credit and with no revolving credit facility borrowings outstanding. Total cash and cash equivalents of $162.6 million plus the $74.3 million of availability under the ABL facility provided for total available liquidity of $236.9 million.
As of March 31, 2026, the net debt to net income ratio was 11.7x and the net debt leverage ratio was 1.2x.
2026 Financial Outlook
We continue to project positive demand in 2026 for sales of both regenerated and virgin sulfuric acid. For regeneration services, we anticipate that high refinery utilization, favorable alkylate economics and lower customer downtime, compared to 2025, will contribute to increased sales for regenerated sulfuric acid. We also expect higher sales of virgin sulfuric acid in 2026, reflecting increased sales into mining applications and including the contribution from the Waggaman sulfuric acid assets acquired in 2025. However, we remain cautious about the potential for softer demand in some industrial applications for virgin sulfuric acid.

The Company’s revised 2026 guidance is as follows:

▪Sales1 of $890 million to $970 million (change from $860 million to $940 million)
▪Adjusted EBITDA2 of approximately $180 million to $195 million (change from $175 million to $195 million)
▪Adjusted Free Cash Flow2 of $40 million to $55 million (change from $35 million to $55 million)
▪Capital expenditures of $80 million to $90 million
▪Interest expense of $18 million to $22 million
▪Depreciation & Amortization of $78 million to $82 million
▪Effective tax rate in the mid 20% range
▪Adjusted Net Income2 of $55 million to $75 million, with Adjusted Diluted Income2 per share of $0.50 to $0.65

1Sales outlook for 2026 assumes higher average sulfur prices compared to 2025 and higher projected pass-through of sulfur costs of approximately $155 million (change from approximately $125 million).
2In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income (loss) and net cash provided by operating activities as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

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Stock Repurchase
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock. In October 2025, the Company’s Board of Directors approved the removal of the expiration date of the stock repurchase program. As of March 31, 2026, $146.5 million was available for stock repurchases under the program.
During the first quarter of 2026, the Company repurchased 3,226,461 shares of its common stock at an average price of $11.07 per share, for a total cost of $35.7 million.
During the first quarter of 2025, the Company did not repurchase any shares of its common stock pursuant to the stock repurchase program.
For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions and may be conducted through negotiated transactions, open market repurchases or other means, including through Rule 10b-18 and Rule 10b5-1 trading plans or accelerated stock repurchases. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion.

Conference Call and Webcast Details
On Tuesday, May 5, 2026, Ecovyst management will review the first quarter 2026 results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 245-3047 (domestic) or
1 (203) 518-9765 (international) and use the participant code ECVTQ126.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

About Ecovyst Inc.
Ecovyst Inc. and subsidiaries is a leading provider of virgin sulfuric acid and regenerated sulfuric acid products and services. We believe that our products and services contribute to improving the sustainability of the environment.
We are a leading provider of sulfuric acid recycling to the North American refining industry for the production of alkylate, an essential gasoline component for lowering vapor pressure and increasing octane to meet stringent gasoline specifications and fuel efficiency standards. We are also a leading North American producer of high quality and high strength virgin sulfuric acid for industrial and mining applications. We also provide chemical waste handling and treatment services, as well as ex-situ catalyst activation services for the refining and petrochemical industry.

For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Income per share, Net Debt and Net Debt Leverage Ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its

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competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the attached appendix.

Note on Forward-Looking Statements
Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, capital expenditure projects, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends, and our 2026 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against placing any undue reliance on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the enactment, schedule and impact of tariffs and trade disputes, currency exchange rates, military conflicts, the effects of inflation, and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

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ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in millions, except share and per share amounts)

	Three months ended March 31,
	2026	2025	% Change

Sales	$215.0	$143.1	50.2%
Cost of goods sold	178.6	124.0	44.0%
Gross profit	36.4	19.1	90.6%
Selling, general and administrative expenses	19.1	16.5	15.8%
Other operating expense, net	4.8	3.6	33.3%
Operating income (loss)	12.5	(1.0)	1,350.0%
Interest expense, net	3.2	8.3	(61.4)%
Debt modification and extinguishment costs	—	1.0	(100.0)%
Other expense, net	—	0.1	(100.0)%
Income (loss) from continuing operations before income taxes	9.3	(10.4)	189.4%
Provision (benefit) for income taxes	3.6	(2.3)	(256.5)%
Effective tax rate	38.4%	21.6%
Net income (loss) from continuing operations	5.7	(8.1)	170.4%
Net (loss) income from discontinued operations, net of tax	(1.4)	4.5	(131.1)%
Net income (loss)	$4.3	$(3.6)	219.4%

Earnings per share:
Basic income (loss) per share - continuing operations	$0.05	$(0.07)
Diluted income (loss) per share - continuing operations	$0.05	$(0.07)
Basic (loss) income per share - discontinued operations	$(0.01)	$0.04
Diluted (loss) income per share - discontinued operations	$(0.01)	$0.04
Basic (loss) income per share	$0.04	$(0.03)
Diluted (loss) income per share	$0.04	$(0.03)

Weighted average shares outstanding:
Basic	110,693,992	117,264,124
Diluted	111,792,774	117,264,124

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ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$162.6	$197.2
Accounts receivable, net	94.1	85.3
Inventories, net	32.2	26.8
Derivative assets	1.8	1.3
Prepaid and other current assets	13.6	8.8
Total current assets	304.3	319.4
Property, plant and equipment, net	477.8	481.2
Goodwill	326.7	326.7
Other intangible assets, net	56.6	59.3
Right-of-use lease assets	43.2	37.9
Other long-term assets	38.0	36.5
Total assets	$1,246.6	$1,261.0
LIABILITIES
Accounts payable	$49.7	$48.0
Operating lease liabilities—current	10.3	9.5
Accrued liabilities	67.9	63.3
Total current liabilities	127.9	120.8
Long-term debt, excluding current portion	392.8	392.6
Deferred income taxes	115.9	113.3
Operating lease liabilities—noncurrent	33.1	28.7
Other long-term liabilities	1.7	2.1
Total liabilities	671.4	657.5
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,872,846 and 140,872,846 on March 31, 2026 and December 31, 2025, respectively; outstanding shares 109,450,306 and 111,805,102 on March 31, 2026 and December 31, 2025, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on March 31, 2026 and December 31, 2025	—	—
Additional paid-in capital	1,103.4	1,108.5
Accumulated deficit	(244.3)	(248.6)
Treasury stock, at cost; shares 31,422,540 and 29,067,744 on March 31, 2026 and December 31, 2025, respectively	(289.5)	(261.1)
Accumulated other comprehensive income	4.2	3.3
Total equity	575.2	603.5
Total liabilities and equity	$1,246.6	$1,261.0

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ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2026	2025
Cash flows from operating activities:	(in millions)
Net income (loss)	$4.3	$(3.6)
Net loss (income) from discontinued operations	1.4	(4.5)
Net income (loss) from continuing operations	5.7	(8.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	17.8	15.6
Amortization	2.7	2.7
Amortization of deferred financing costs and original issue discount	0.2	0.3
Deferred income tax provision	1.9	1.1
Net loss on asset disposals	0.4	0.2
Stock compensation	3.4	2.5
Other, net	(2.5)	0.7
Working capital changes that provided (used) cash:
Receivables	(8.8)	(1.5)
Inventories	(5.4)	2.3
Prepaids and other current assets	(5.0)	(3.9)
Accounts payable	1.1	(2.9)
Accrued liabilities	8.1	(2.3)
Net cash provided by operating activities, continuing operations	19.6	6.7
Net cash (used in) provided by operating activities, discontinued operations	(2.7)	3.6
Net cash provided by operating activities	16.9	10.3

Cash flows from investing activities:
Purchases of property, plant and equipment	(14.1)	(17.1)
Net cash used in investing activities, continuing operations	(14.1)	(17.1)
Net cash used in investing activities, discontinued operations	—	(7.2)
Net cash used in investing activities	(14.1)	(24.3)

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Cash flows from financing activities:
Issuance of long-term debt, net of original issue discount and financing fees	—	870.8
Repayments of long-term debt	—	(873.0)
Repurchases of common shares	(36.3)	—
Tax withholdings on equity award vesting	(1.3)	(1.5)
Other, net	0.2	—
Net cash used in financing activities, continuing operations	(37.4)	(3.7)
Net cash used in financing activities, discontinued operations	—	(0.8)
Net cash used in financing activities	(37.4)	(4.5)

Net change in cash and cash equivalents	(34.6)	(18.5)
Cash and cash equivalents at beginning of period	197.2	146.0
Cash and cash equivalents at end of period	162.6	127.5
Less: cash, cash equivalents, and restricted cash of discontinued operations	—	(11.5)
Cash, cash equivalents and restricted cash at end of period of continuing operations	$162.6	$116.0

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Appendix Table A-1: Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted EBITDA from Continuing Operations

	Three months ended March 31,
	2026	2025	% Change
	(in millions)
Reconciliation of net income (loss) from continuing operations to Adjusted EBITDA from continuing operations
Net income (loss) from continuing operations	$5.7	$(8.1)
Provision (benefit) for income taxes	3.6	(2.3)
Interest expense, net	3.2	8.3
Depreciation and amortization	20.5	18.3
EBITDA	33.0	16.2
Debt modification and extinguishment costs	—	1.0
Net loss on asset disposals(a)	0.4	0.2
Transaction and other related costs(b)	1.2	0.8
Equity-based compensation	3.4	2.5
Restructuring, integration and business optimization expenses(c)	0.8	0.1
Other(d)	1.0	0.5
Adjusted EBITDA from continuing operations	39.8	21.3	86.9%

Sales	215.0	143.1	50.2%

Adjusted EBITDA from continuing operations margin	18.5%	14.9%

	Twelve months ended,
	March 31, 2026	December 31, 2025	% Change
	(in millions)
Reconciliation of net income from continuing operations to Adjusted EBITDA from continuing operations
Net income from continuing operations	$20.1	$6.3
Provision for income taxes	25.4	19.5
Interest expense, net	29.1	34.2
Depreciation and amortization	80.8	78.6
EBITDA	155.4	138.6
Debt modification and extinguishment costs	4.5	5.5
Net loss on asset disposals(a)	5.6	5.4
Transaction and other related costs(b)	3.8	3.4
Equity-based compensation	10.6	9.7
Restructuring, integration and business optimization expenses(c)	5.4	4.7
Other(d)	5.2	4.7
Adjusted EBITDA from continuing operations	190.5	172.0	10.8%

Sales	795.4	723.5	9.9%

Adjusted EBITDA from continuing operations margin	24.0%	23.8%

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Descriptions to Ecovyst Non-GAAP Reconciliations
(a)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(b)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(c)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(d)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations are under plans that are frozen. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

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Appendix Table A-2: Reconciliation of Net Income (Loss) From Continuing Operations and EPS to Adjusted Net Income and Adjusted EPS(1)

	Three months ended March 31,
	2026					2025
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income (loss) from continuing operations	$9.3	$3.6	$5.7	$0.05	$0.05	$(10.4)	$(2.3)	$(8.1)	$(0.07)	$(0.07)
Debt modification and extinguishment costs	—	—	—	—	—	1.0	0.2	0.8	0.01	0.01
Net loss on asset disposals(a)	0.4	0.1	0.3	—	—	0.2	0.1	0.1	—	—
Transaction and other related costs(b)	1.2	0.3	0.9	0.01	0.01	0.8	0.2	0.6	0.01	0.01
Equity-based compensation	3.4	(0.5)	3.9	0.03	0.03	2.5	0.3	2.2	0.02	0.02
Restructuring, integration and business optimization expenses(c)	0.8	0.2	0.6	0.01	0.01	0.1	—	0.1	—	—
Other(d)	1.0	0.2	0.8	0.01	0.01	0.5	0.1	0.4	—	—
Adjusted Net Income(1)	$16.1	$3.9	$12.2	$0.11	$0.11	$(5.3)	$(1.4)	$(3.9)	$(0.03)	$(0.03)

Weighted average shares outstanding				110,693,992	111,792,774				117,264,124	117,559,562
See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

(1)We define Adjusted Net Income as net income (loss) from continuing operations adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income (loss) from continuing operations that we do not consider indicative of our ongoing operating performance. Adjusted Net Income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted Net Income may not be comparable with net income (loss) from continuing operations or Adjusted Net Income as defined by other companies.
The adjustments to net income (loss) from continuing operations are shown net of applicable tax rates of 25.4% and 25.0% for the three months ended March 31, 2026 and 2025, respectively, except for equity-based compensation. The tax effect on equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within IRC Sec. 162(m), and adding the tax effect of equity-based stock compensation shortfall recorded as a discrete item.

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Appendix Table A-3: Adjusted Free Cash Flow

	Three months ended March 31,
	2026	2025
	(in millions)
Net cash provided by operating activities	$16.9	$10.3
Less:
Purchases of property, plant and equipment(1)	(14.1)	(24.3)
Free Cash Flow(2)	$2.8	$(14.0)

Adjustments to free cash flow:
Cash paid for debt financing costs	—	1.0
Cash paid for costs related to the Waggaman acquisition	0.3	—
Cash paid for costs related to the segment disposal	1.1	—
Adjusted Free Cash Flow(2)	$4.2	$(13.0)

Net cash used in investing activities(3)	$(14.1)	$(24.3)
Net cash used in financing activities	$(37.4)	$(4.5)

(1)Includes purchases of property, plant and equipment reported in discontinued operations for the three months ended March 31, 2025.
(2)We define Adjusted Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment, including purchases of property, plant and equipment reported in discontinued operations in 2025, adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted Free Cash Flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations and is an important financial measure for use in evaluating our financial performance. Our presentation of Adjusted Free Cash Flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of Adjusted Free Cash Flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view Adjusted Free Cash Flow as a measure that provides supplemental information to our condensed consolidated statements of cash flows. You should not consider Adjusted Free Cash Flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of Adjusted Free Cash Flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of Adjusted Free Cash Flow.

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Appendix Table A-4: Net Debt Leverage Ratio

	March 31, 2026		December 31, 2025
	(in millions, except ratios)
Total debt	$397.1		$397.1
Less:
Cash and cash equivalents	162.6		197.2
Net debt	$234.5		$199.9

Trailing twelve months:
Net income from continuing operations	$20.1		$6.3
Adjusted EBITDA from continuing operations (1)	$190.5		$172.0

Net Debt to Net Income Ratio	11.7	x	31.7	x
Net Debt Leverage Ratio	1.2	x	1.2	x

(1)     Refer to Appendix Table A-1: Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations for the reconciliation to the most comparable GAAP financial measure.

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